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SOUTHWEST AIRLINES REPORTS FEBRUARY TRAFFIC

DALLAS, TEXAS – March 7, 2012 – Southwest Airlines Co. (NYSE: LUV) today reported February 2012 combined traffic results for Southwest Airlines and AirTran.  AirTran became a wholly-owned subsidiary of Southwest Airlines Co. (“the Company”) on May 2, 2011.  For purposes of comparability, the Company is providing combined traffic results for Southwest Airlines and AirTran for periods prior to the acquisition date.  See the accompanying tables for combined results.
           The Company flew 7.2 billion revenue passenger miles (RPMs) in February 2012, compared to 7.0 billion combined RPMs flown in February 2011, an increase of 3.9 percent.  Available seat miles (ASMs) increased 6.2 percent to 9.6 billion from the February 2011 combined level of 9.1 billion.  The load factor for February 2012 was 75.2 percent, compared to the combined load factor of 76.9 percent in February 2011.  For February 2012, passenger revenue per ASM (PRASM) is estimated to have increased approximately four percent as compared to February 2011’s combined PRASM.
For the first two months of 2012, the Company flew 14.6 billion RPMs, which was comparable to the combined RPMs flown in the same period in 2011.  The year-to-date ASMs increased 2.5 percent to 19.6 billion from the combined level of 19.1 billion for the same period in 2011.  The year-to-date load factor was 74.8 percent, compared to the combined load factor of 76.3 percent for the same period in 2011.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	FEBRUARY
	2012	2011	CHANGE

Revenue passengers carried	7,979,069	7,652,082	4.3%

Enplaned passengers	9,646,626	9,268,646	4.1%

Revenue passenger miles (000)	7,236,190	6,964,801	3.9%

Available seat miles (000)	9,616,404	9,056,585	6.2%

Load factor	75.2%	76.9%	(1.7)	pts.

Average length of haul	907	910	(0.3)%

Trips flown	105,203	100,652	4.5%

	YEAR-TO-DATE
	2012	2011	CHANGE

Revenue passengers carried	15,968,873	15,857,769	0.7%

Enplaned passengers	19,421,269	19,275,694	0.8%

Revenue passenger miles (000)	14,616,182	14,551,687	0.4%

Available seat miles (000)	19,552,438	19,070,197	2.5%

Load factor	74.8%	76.3%	(1.5)	pts.

Average length of haul	915	918	(0.3)%

Trips flown	215,207	211,793	1.6%

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